Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 93 to the Registration Statement No. 811-04008 on Form N-1A of Fidelity Investment Trust, of our reports each dated December 20, 2005 appearing in the Annual Reports to Shareholders of Fidelity Europe Capital Appreciation Fund and Fidelity International Small Cap Opportunities Fund and of our reports each dated December 21, 2005 appearing in the Annual Reports to Shareholders of Fidelity Aggressive International Fund, Fidelity Diversified International Fund, Fidelity International Small Cap Fund, and Fidelity Worldwide Fund each for the year ended October 31, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
December 27, 2005